Exhibit (h)(9)

December 15, 2010

Natixis Funds Trust II

399 Boylston Street

Boston, MA 02116

Re:	Fee Waiver/Expense Reimbursement

Ladies and Gentlemen:

Loomis, Sayles & Company, L.P. (“Loomis Sayles”) notifies you that it will reduce its management fee (and, to the extent necessary, bear other expenses of the Funds listed below) through the dates indicated to the extent that the total annual fund operating expenses of each class of a Fund, exclusive of acquired fund fees and expenses, brokerage, interest, taxes and organizational and extraordinary expenses, such as litigation and indemnification expenses, would exceed the following annual rates:

Name of Fund	Expense Cap

December 15, 2010 through April 30, 2012:

Loomis Sayles Absolute Strategies Fund*	1.30% for Class A shares
2.05% for Class C shares
1.05% for Class Y shares

September 30, 2010 through April 30, 2012:

Loomis Sayles Multi-Asset Real Return Fund*	1.35% for Class A shares
2.10% for Class C shares
1.10% for Class Y shares

*	The expense caps account for management fees payable to Natixis Advisors. Natixis Advisors and Loomis Sayles have agreed to equally bear the waiver.

With respect to the Funds, subject to applicable legal requirements, Loomis Sayles shall be permitted to recover, on a class-by-class basis, management fees reduced and/or any expenses it has borne subsequent to the effective date of this Letter Agreement in later periods to the extent that a class’ total annual fund operating expenses fall below the annual rates set forth above; provided, however, that Loomis Sayles is not entitled to recover any such reduced fees and expenses with respect to a class more than one year after the end of the fiscal year in which the fee/expense was waived/reimbursed.

For purposes of determining any such waiver or expense reimbursement, expenses of each class of each Fund shall not reflect the application of balance credits made available by the Funds’ custodian or arrangements under which broker-dealers that execute portfolio transactions for the Funds agree to bear some portion of Fund expenses.

We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statement on Form N-1A for the Fund with the Securities and Exchange Commission, in accruing the Fund’s expenses for purposes of calculating its net asset value per share, and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and expressly permit you to do so.

Loomis, Sayles & Company, L.P.

By:	/s/ Lauren Pitalis

Name:	Lauren Pitalis

Title:	Vice President